Exhibit 99.1
March 31, 2022
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Increases Credit Facility
to $250 Million to Support Future Growth

Roseville, MN, March 31, 2022 -- Hawkins, Inc. (Nasdaq: HWKN), a leading specialty chemical and ingredients company, announced today it has entered into an amended and restated credit agreement that provides the Company with a $250 million revolving credit facility, replacing the Company’s current $150 million facility. The new agreement has a five-year maturity date. In addition to refinancing outstanding borrowings under the previous credit facility, the Company expects to use funds borrowed under the agreement for working capital, capital expenditures, acquisitions, and for other general corporate purposes.

“Over the past two years, we have delivered on our growth strategy organically and through six acquisitions, all while maintaining a strong balance sheet,” said Patrick H. Hawkins, Chief Executive Officer and President. “This additional debt capacity will further support business growth, allowing us to take advantage of key organic expansion opportunities as well as additional acquisitions.”

In addition to the new debt agreement, the company has entered into a five-year interest rate swap, locking in $60 million at a fixed interest rate.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends, and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, and with 49 facilities in 24 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $597 million of revenue in fiscal 2021 and has approximately 750 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to uses of capital and the impacts of the additional debt capacity. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, our available cash for investments, our business capital needs, and availability and suitability of expansion opportunities and acquisitions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 28, 2021, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contact: Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@hawkinsinc.com